AMENDMENT TO AGREEMENT

This Amendment to Agreement is made as of the sixth day of December, 2002 between Ugomedia Interactive Corporation, a
Nevada corporation ("Ugo") and Michael W. Stapleton
("Stapleton").

1.  This Amendment amends that certain Agreement
("Agreement") made as of the second day of October, 2002 between Ugomedia Interactive Corporation, a Nevada corporation ("Ugo") and Michael W. Stapleton ("Stapleton").

2. Paragraph 1 payment terms are revised to read as follows:

     $65,000.00, payable $15,000 upon execution, with a non interest bearing note secured by the stock sold for $5,000 due in 30 days after closing, and the balance payable as follows: $5000 per month for ten months beginning 1/1/03 less any outstanding debts not retained by Ugo under the Agreement.

3. The remaining terms and conditions of the Agreement remain unchanged and in full force and effect.

The foregoing Agreement is accepted, approved and agreed to by UgoMedia Interactive Corporation this 6th day of December, 2002.


UGOMEDIA INTERACTIVE CORPORATION


By:


Name: Aldo Rotondi, President


Title:

The foregoing Agreement is accepted, approved and agreed to by Stapleton this 6th day of December, 2002.


Michael Stapleton



By:


Name:   Michael Stapleton